kpmg

KPMG LLP
Chartered Accountants	Telephone (416)228-7000
Yonge Corporate Centre	Telefax (416)228-7123
4100 Yonge Street, Suite 200	www.kpmg.ca
North York, ON M2P 2H3

Board of Directors
Masonite International Corporation
1600 Britannia Road East
Mississauga, Ontario
L4W 1J2

We consent to the incorporation by reference in the Registration Statement to be filed on February 11, 2004 on Form S-8 of Masonite International Corporation of our report dated February 13, 2003, with respect to the consolidated balance sheets of Masonite International Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, retained earnings and cash flows for the years then ended, which report appears in the December 31, 2002 Annual Report on Form 40-F of Masonite International Corporation.

/s/ KPMG LLP

Chartered Accountants
Toronto, Canada
February 11, 2004